UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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NIKE, Inc.

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NIKE, Inc.

One Bowerman Drive

Beaverton, Oregon 97005-6453

August 9, 2006

To Our Shareholders:

You are cordially invited to attend the annual meeting of shareholders of NIKE, Inc. to be held at the Tiger Woods Conference Center, One Bowerman Drive, Beaverton, Oregon 97005-6453, on Monday, September 18, 2006, at 10:00 A.M. Pacific Time. Registration will begin at 9:00 A.M.

In an effort to shorten the annual meeting, the meeting will consist of a very brief presentation followed by the business items listed on the attached notice. A videotape of the meeting will be available by calling 1-800-640-8007 following the meeting.

Whether or not you plan to attend, the prompt execution and return of your proxy card will both assure that your shares are represented at the meeting and minimize the cost of proxy solicitation.

Sincerely,

Philip H. Knight

Chairman of the Board

Notice of Annual Meeting of Shareholders

September 18, 2006

To the Shareholders of NIKE, Inc.

The annual meeting of shareholders of NIKE, Inc., an Oregon corporation, will be held on Monday, September 18, 2006, at 10:00 A.M., at the Tiger Woods Conference Center, One Bowerman Drive, Beaverton, Oregon 97005-6453, for the following purposes:

1.	To elect a Board of Directors for the ensuing year.

2.	To vote on a shareholder proposal regarding a charitable contributions report.

3.	To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm.

4.	To transact such other business as may properly come before the meeting.

All shareholders are invited to attend the meeting. Shareholders of record at the close of business on July 25, 2006, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the meeting. You must present an admission ticket attached to your proxy or voter instruction card.

By Order of the Board of Directors

JOHN F. COBURN III

Secretary

Beaverton, Oregon

August 9, 2006

Whether or not you intend to be present at the meeting, please sign and date the enclosed proxy and return it in the enclosed envelope, or vote by telephone or over the internet following the instructions on the proxy.

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors of NIKE, Inc. (“NIKE” or the “Company”) for use at the annual meeting of shareholders to be held on September 18, 2006, and at any adjournment thereof (the “Annual Meeting”). The Company expects to mail this proxy statement and the enclosed proxy to shareholders on or about August 9, 2006.

The Company will bear the cost of solicitation of proxies. In addition to the solicitation of proxies by mail, certain officers and employees of the Company, without extra compensation, may also solicit proxies personally or by telephone. Copies of proxy solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to the beneficial owners of shares held in their names.

All valid proxies properly executed and received by the Company prior to the Annual Meeting will be voted in accordance with the instructions specified in the proxy. Where no instructions are given, shares will be voted (1) FOR the election of each of the named nominees for director, (2) AGAINST the shareholder proposal regarding charitable contributions, and (3) FOR ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm. A shareholder may choose to strike the names of the proxy holders named in the enclosed proxy and insert other names.

A shareholder giving the enclosed proxy has the power to revoke it at any time before it is exercised by affirmatively electing to vote in person at the meeting or by delivering to John F. Coburn III, Secretary of NIKE, either an instrument of revocation or an executed proxy bearing a later date.

VOTING SECURITIES

Holders of record of NIKE’s Class A Common Stock (“Class A Stock”) and holders of record of NIKE’s Class B Common Stock (“Class B Stock”), at the close of business on July 25, 2006, will be entitled to vote at the Annual Meeting. On that date, 63,906,694 shares of Class A Stock and 191,491,507 shares of Class B Stock were issued and outstanding. Neither class of Common Stock has cumulative voting rights.

Each share of Class A Stock and each share of Class B Stock is entitled to one vote on every matter submitted to the shareholders at the Annual Meeting. With regard to Proposal 1, the election of directors, the holders of Class A Stock and the holders of Class B Stock will vote separately. Holders of Class B Stock are currently entitled to elect 25 percent of the total Board, rounded up to the next whole number. Holders of Class A Stock are currently entitled to elect the remaining directors. Under this formula, holders of Class B Stock, voting separately, will elect three directors, and holders of Class A Stock, voting separately, will elect eight directors. Holders of Class A Stock and holders of Class B Stock will vote together as one class on Proposals 2 and 3.

PROPOSAL 1

ELECTION OF DIRECTORS

A Board of 11 directors will be elected at the Annual Meeting. All of the nominees were elected at the 2005 annual meeting of shareholders except for Timothy D. Cook and Mark G. Parker, who were appointed to the Board of Directors on November 17, 2005, and January 20, 2006, respectively. Directors will hold office until the next annual meeting of shareholders or until their successors are elected and qualified.

Jill K. Conway, Alan B. Graf, Jr., and Jeanne P. Jackson are nominated by the Board of Directors for election by the holders of Class B Stock. The other eight nominees are nominated by the Board of Directors for election by the holders of Class A Stock.

Under Oregon law, if a quorum of each class of shareholders is present at the Annual Meeting, the eight director nominees who receive the greatest number of votes cast by holders of Class A Stock and the three director nominees who receive the greatest number of votes cast by holders of Class B Stock will be elected directors. Abstentions and broker non-votes will have no effect on the results of the vote. Unless otherwise instructed, proxy holders will vote the proxies they receive for the nominees listed below. If any nominee becomes unable to serve, the holders of the proxies may, in their discretion, vote the shares for a substitute nominee or nominees designated by the Board of Directors.

On February 16, 2006, the Board of Directors amended the Corporate Governance Guidelines to provide that any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall tender his or her resignation for consideration by the Nominating and Corporate Governance Committee. The Committee shall recommend to the Board the action to be taken with respect to the resignation. The Board will publicly disclose its decision within 90 days of the certification of the election results.

Background information on the nominees as of July 15, 2006, appears below:

Nominees for Election by Class A Shareholders

John G. Connors — Mr. Connors, 47, a director since April 2005, is a partner in Ignition Partners LLC, a Seattle-area venture capital firm. Mr. Connors served as Senior Vice President and Chief Financial Officer of Microsoft Corporation from December 1999 to May 2005. He joined Microsoft in 1989 and held various management positions, including Corporate Controller from 1994 to 1996, Vice President, Worldwide Enterprise Group in 1999, and Chief Information Officer from 1996 to 1999. Mr. Connors is a member of the Board of Trustees — Nature Conservancy of Montana, and also member of the Board of Directors of Jobster, Inc., BioPassword, Inc., FiREapps, Inc. and the Washington Policy Center.

Timothy D. Cook — Mr. Cook, 45, a director since November 2005, is the Chief Operating Officer of Apple Computer, Inc. Mr. Cook joined Apple in March 1998 as Senior Vice President of Worldwide Operations and also served as Executive Vice President, Worldwide Sales and Operations. Mr. Cook was Vice President, Corporate Materials for Compaq Computer Corporation from 1997 to 1998. Previous to his work at Compaq, Mr. Cook served in the positions of Senior Vice President Fulfillment and Chief Operating Officer of the Reseller Division at Intelligent Electronics from 1994 to 1997. Mr. Cook also worked for International Business Machines Corporation from 1983 to 1994, most recently as Director of North American Fulfillment.

Ralph D. DeNunzio — Mr. DeNunzio, 74, a director since 1988, is President of Harbor Point Associates, Inc., New York, New York, a private investment and consulting firm. Mr. DeNunzio was employed by the investment banking firm of Kidder, Peabody & Co. Incorporated from 1953 to 1987, where he served as President from 1977 to 1986, as Chief Executive Officer from 1980 to 1987 and as Chairman of the Board of Directors from 1986 to 1987. Mr. DeNunzio served as Vice Chairman and Chairman of the Board of Governors of the New York Stock Exchange from 1969 to 1972 and was President of the Securities Industry Association in 1981. In 1970, Mr. DeNunzio headed the Securities Industry Task Force, which led to enactment of the Securities Investor Protection Act of 1970 and establishment of the Securities Investor Protection Corporation.

Douglas G. Houser — Mr. Houser, 71, a director since 1970, has been a partner in the Portland, Oregon law firm of Bullivant, Houser, Bailey since 1965. Mr. Houser is a trustee of Willamette University and a Fellow in the American College of Trial Lawyers, and has served as a member of the Board of Governors and Treasurer of the Oregon State Bar Association and as a Director of the Rand Corporation, Institute for Civil Justice Board of Overseers.

Philip H. Knight — Mr. Knight, 68, a director since 1968, is Chairman of the Board of Directors of NIKE. Mr. Knight is a co-founder of the Company and, except for the period from June 1983 through September 1984, served as its President from 1968 to 1990, and from June 2000 to 2004. Prior to 1968, Mr. Knight was a certified public accountant with Price Waterhouse and Coopers & Lybrand and was an Assistant Professor of Business Administration at Portland State University.

Mark G. Parker — Mr. Parker, 50, was appointed President and Chief Executive Officer and a director in January 2006. He has been employed by NIKE since 1979 with primary responsibilities in product research, design and development, marketing, and brand management. Mr. Parker was appointed divisional Vice President in charge of development in 1987, corporate Vice President in 1989, General Manager in 1993, Vice President of Global Footwear in 1998, and President of the NIKE Brand in 2001.

Orin C. Smith — Mr. Smith, 63, a director since September 2004, was President and Chief Executive Officer of Starbucks Corporation from 2000 to 2005. He joined Starbucks as Vice President and Chief Financial Officer in 1990, became President and Chief Operating Officer in 1994, and became a director of Starbucks in 1996. Prior to joining Starbucks, Mr. Smith spent a total of 14 years with Deloitte & Touche.

He was later the Executive Vice President and Chief Financial Officer of two transportation companies. Between these assignments, he was Chief Policy and Finance Officer in the administrations of two Washington State Governors. Mr. Smith is also a member of the Board of Directors of Washington Mutual, Inc., and The Walt Disney Company.

John R. Thompson, Jr. — Mr. Thompson, 65, a director since 1991, was head coach of the Georgetown University men’s basketball team from 1972 until 1998. Mr. Thompson serves as Assistant to the President of Georgetown for Urban Affairs. Mr. Thompson was head coach of the 1988 United States Olympic basketball team. He is a past President of the National Association of Basketball Coaches and presently serves on its Board of Governors.

Nominees for Election by Class B Shareholders

Jill K. Conway — Dr. Conway, 72, a director since 1987, is currently a Visiting Scholar with the Massachusetts Institute of Technology’s Program in Science, Technology and Society. Dr. Conway was a Professor of History and President of Smith College, Northampton, Massachusetts, from 1975 to 1985. She was affiliated with the University of Toronto from 1964 to 1975, and held the position of Vice President, Internal Affairs from 1973 to 1975. Dr. Conway holds numerous Honorary Doctorates from North American universities. She is also a director of Merrill Lynch & Co., Inc. and Colgate-Palmolive Company.

Alan B. Graf, Jr. — Mr. Graf, 52, a director since 2002, is the Executive Vice President and Chief Financial Officer of FedEx Corporation, a position he has held since 1998, and is a member of FedEx Corporation’s Executive Committee. Mr. Graf joined FedEx Corporation in 1980 and was Senior Vice President and Chief Financial Officer for FedEx Express, FedEx’s predecessor, from 1991 to 1998. He is also a director of Mid-America Apartment Communities, Inc.

Jeanne P. Jackson — Ms. Jackson, 54, a director since 2001, is Founder and CEO of MSP Capital, a private investment company. Ms. Jackson was CEO of Walmart.com from March 2000 to January 2002. She was with Gap, Inc., as President and CEO of Banana Republic from 1995-2000, also serving as CEO of Gap, Inc. Direct from 1998-2000. Since 1978, she has held various retail management positions with Victoria’s Secret, The Walt Disney Company, Saks Fifth Avenue, and Federated Department Stores. Ms. Jackson is a Trustee of the United States Ski and Snowboard Team, and serves on the Board of Advisors of the Harvard Graduate School of Business. She is also a director of McDonald’s Corporation, Nordstrom, Inc., and Williams-Sonoma, Inc.

Board of Directors and Committees

The Board currently has an Executive Committee, an Audit Committee, a Nominating and Corporate Governance Committee, a Finance Committee, a Corporate Responsibility Committee, and a Compensation

Committee, and may also appoint other committees from time to time. Each committee has a written charter; all such charters, as well as the Company’s corporate governance guidelines, are available at the Company’s internet website (www.nikebiz.com/investors) and will be provided in print to any shareholder who submits a request in writing to NIKE Investor Relations, One Bowerman Drive, Beaverton, Oregon 97005-6453. There were six meetings of the Board of Directors during the last fiscal year. Each director attended at least 75 percent of the total number of meetings of the Board of Directors and committees on which he or she served, except for Mr. Thompson, who attended 73 percent. The Company encourages all directors to attend each annual meeting of shareholders, and all directors attended the 2005 Annual Meeting except for Delbert J. Hayes, who retired at that meeting.

Pursuant to New York Stock Exchange rules, in order for a director to qualify as “independent,” the Board of Directors must affirmatively determine that the director has no material relationship with the Company that would impair the director’s independence. The rules permit the Board to adopt categorical standards under which relationships will be deemed immaterial without any specific Board determination. Accordingly, the Board has determined that commercial or charitable relationships below the following thresholds will not be considered material relationships that impair a director’s independence: (i) if a NIKE director or immediate family member is an executive officer of another company that does business with NIKE and the annual sales to, or purchases from, NIKE are less than one percent of the annual revenues of the other company; and (ii) if a NIKE director or immediate family member serves as an officer, director or trustee of a charitable organization, and NIKE’s contributions to the organization are less than one percent of that organization’s total annual charitable receipts. After applying this categorical standard, the Board of Directors has determined that all directors, except Mr. Knight and Mr. Parker who are executive officers of the Company, have no material relationship with the Company and, therefore, are independent.

Executive sessions of non-management directors (consisting of all directors other than Mr. Knight and Mr. Parker) are regularly scheduled and held at least once each year. The position of presiding director at these executive sessions is rotated among the Chairs of the various Board committees, other than the Executive Committee, so there is no single lead director.

The Executive Committee of the Board is currently composed of Messrs. Knight (Chairman), Parker, and Houser. The Executive Committee is authorized to act on behalf of the Board on all corporate actions for which applicable law does not require participation by the full Board. In practice, the Executive Committee acts in place of the full Board only when emergency issues or scheduling make it difficult or impracticable to assemble the full Board. All actions taken by the Executive Committee must be reported at the next Board meeting. The Executive Committee held no formal meetings during the fiscal year ended May 31, 2006, but took actions from time to time pursuant to written consent resolutions.

The Audit Committee is currently composed of Messrs. Graf (Chairman), Connors, and Smith. The Board has determined that each member of the Audit Committee meets all applicable independence and financial literacy requirements under the New York Stock Exchange listing standards. The Board has also determined that Mr. Graf is an “audit committee financial expert” as defined in regulations adopted by the Securities and Exchange Commission. The Audit Committee is responsible for the engagement or discharge of the independent registered public accountants, reviews and approves services provided by the independent registered public accountants, and reviews with the independent registered public accountants the scope and results of their annual examination of the Company’s consolidated financial statements and any recommendations they may have. The Audit Committee also reviews the Company’s procedures with respect to maintaining books and records, the adequacy and implementation of internal auditing, accounting, disclosure, and financial controls, and the Company’s policies concerning financial reporting and business practices. The Audit Committee met 13 times during the fiscal year ended May 31, 2006.

The Nominating and Corporate Governance Committee is currently composed of Mr. DeNunzio (Chairman), Dr. Conway, and Mr. Houser. The Board has determined that each member of the Nominating and Corporate Governance Committee meets all applicable independence requirements under the New York Stock Exchange listing standards. The Nominating and Corporate Governance Committee identifies individuals qualified to become Board members, recommends director nominees for election at each annual shareholder meeting, and develops and recommends corporate governance guidelines and standards for business conduct and ethics. The Committee also oversees the annual self-evaluations of the Board and its committees and makes recommendations to the Board concerning the structure and membership of the other Board committees. The Nominating and Corporate Governance Committee met five times during the fiscal year ended May 31, 2006.

The Finance Committee is currently composed of Messrs. Smith (Chairman), Connors, and DeNunzio. The Finance Committee considers long-term financing options and needs of the Company, long-range tax and currency issues facing the Company, and management recommendations concerning major capital expenditures and material acquisitions or divestments. The Finance Committee met five times during the fiscal year ended May 31, 2006.

The Corporate Responsibility Committee is currently composed of Dr. Conway (Chair), Ms. Jackson and Messrs. Houser and Thompson. The Corporate Responsibility Committee reviews significant activities and policies regarding labor and environmental practices, community affairs, charitable and foundation activities, diversity and equal opportunity, and environmental and sustainability initiatives, and makes recommendations to the Board of Directors. The Corporate Responsibility Committee met four times during the fiscal year ended May 31, 2006.

The Compensation Committee is currently composed of Mr. DeNunzio (Chairman), Mr. Cook, Ms. Jackson, and Mr. Thompson. The Compensation Committee determines the Chief Executive Officer’s compensation and makes recommendations to the Board regarding other officers’ compensation, management incentive compensation arrangements and profit sharing plan contributions. The Compensation Committee also grants stock options and restricted stock bonuses under the NIKE, Inc. 1990 Stock Incentive Plan, and determines targets and awards under the NIKE, Inc. Executive Performance Sharing Plan and the NIKE, Inc. Long-Term Incentive Plan. The Compensation Committee met five times during the fiscal year ended May 31, 2006.

Director Nominations

The Nominating and Corporate Governance Committee identifies potential director candidates through a variety of means, including recommendations from members of the Committee or the Board, suggestions from Company management, and shareholder recommendations. The Committee also may, in its discretion, engage director search firms to identify candidates. Shareholders may recommend director candidates for consideration by the Nominating and Corporate Governance Committee by submitting a written recommendation to the Committee, c/o John F. Coburn III, Secretary, NIKE, Inc., One Bowerman Drive, Beaverton, Oregon 97005-6453. The recommendation should include the candidate’s name, age, qualifications (including principal occupation and employment history), and written consent to be named as a nominee in the Company’s proxy statement and to serve as a director, if elected.

The Board of Directors has adopted qualification standards for the selection of independent nominees for director which can be found at our internet website, www.nikebiz.com/investors. As provided in the these standards and the Company’s Corporate Governance Guidelines, nominees for director are selected on the basis of, among other things, distinguished business experience or other non-business achievements; education; significant knowledge of international business, finance, marketing, technology, law, or other fields which are complementary to, and balance the knowledge of other Board members; a desire to represent the interests of all shareholders; independence; character; ethics; good judgment; diversity; and ability to devote substantial time to discharge Board responsibilities. In considering the re-nomination of an incumbent director, the Nominating and Corporate Governance Committee reviews the director’s overall service to the Company during his or her term, including the number of meetings attended, level of participation and quality of performance, as well as any special skills or diversity that such director brings to the Board. All potential new director candidates, whether recommended by shareholders or identified by other means, are initially screened by the Chair of the Nominating and Corporate Governance Committee, who may seek additional information about the background and qualifications of the candidate, and who may determine that a candidate does not have qualifications that merit further consideration by the full committee. With respect to new director candidates who pass the initial screening, the Nominating and Corporate Governance Committee meets to discuss and consider each candidate’s qualifications and potential contributions to the Board, and determines by majority vote whether to recommend such candidates to the Board of Directors. The final decision to either elect a candidate to fill a vacancy between Annual Meetings or include a candidate on the slate of nominees proposed at an Annual Meeting is made by the Board of Directors.

Shareholder Communications with Directors

Shareholders desiring to communicate directly with the Board of Directors, with the non-management directors, or with any individual director, may do so in writing addressed to the intended recipient or recipients, c/o John F. Coburn III, Secretary, NIKE, Inc., One Bowerman Drive, Beaverton, Oregon 97005-6453. All such communications will be reviewed, compiled as necessary, and then forwarded to the designated recipient or recipients in a timely manner.

Code of Business Conduct and Ethics

The NIKE Code of Ethics (“Code”) is available at the Company’s internet website (www.nikebiz.com) and will be provided in print without charge to any shareholder who submits a request in writing to NIKE Investor Relations, One Bowerman Drive, Beaverton, Oregon 97005-6453. The Code applies to the Company’s chief executive officer and senior financial officers, and to all other Company directors, officers and employees. The Code provides that any waiver of the Code may be made only by the Board. Any such waiver in favor of a director or executive officer will be publicly disclosed. The Company plans to disclose amendments to, and waivers from, the Code on the Company’s internet website: www.nikebiz.com/investors.

Director Compensation and Retirement Plan

Messrs. Knight and Parker do not receive additional compensation for their services as directors. Directors are reimbursed for travel and other expenses incurred in attending Board meetings. Pursuant to elections made in fiscal 2000, Mr. Thompson and Dr. Conway receive an annual fee of $22,000 per year, plus $2,000 for each Board meeting attended, $1,000 for each committee meeting attended, an annual grant of an option to purchase 4,000 shares of stock at the market price at grant, medical insurance, and $500,000 of life insurance coverage. Messrs. Connors, Cook, DeNunzio, Graf, Houser, Smith, and Ms. Jackson, and all directors first elected after fiscal 2000, receive a fee of $40,000 per year, plus $2,000 for each Board meeting attended, $1,000 for each committee meeting attended, and an annual grant of an option to purchase 4,000 shares of stock at the market price at grant. However, they receive no medical or life insurance benefits. In exchange for electing the new compensation method in fiscal 2000, Messrs. DeNunzio and Houser also receive an annual grant of an option to purchase 1,000 shares of stock at the market price on the date of grant. Directors serving as chair to a Board committee, except the Executive Committee, also receive an annual fee of $5,000 for each committee chaired.

From 1989 to 1999, the Company provided certain retirement benefits to non-employee directors who retired after serving for five years or more. The plan provided that after ten years of service by a director, the Company would provide such director for the remainder of his or her life with $500,000 of life insurance and medical insurance at the levels provided by the Company to all of its employees at the time the director retires. The plan also provided that a director who had served for at least five years would receive an annual retirement cash payment for life, commencing on the later of age 65 or the date the director retires or ceases to be a member of the Board. The annual retirement cash payment ranged from $9,000 for five years of service up to a maximum of $18,000 for 10 or more years of service.

In fiscal 2000, in an effort to reduce future retirement obligations, the Board of Directors approved a new retirement plan that allowed directors to make a one-time election to waive their future rights to annual retirement cash payments in exchange for a credit to a stock account under the Company’s Deferred Compensation Plan equal to the lump sum present value of the payments based on the actuarial life expectancy of each director. The number of shares of Class B Stock credited to each stock account was based on the market price of the stock on September 1, 1999. All current directors who were directors at that time elected the new plan. The number of shares of Class B Stock credited to the stock accounts of each director was: Dr. Conway, 4,165; Mr. DeNunzio, 3,852; Mr. Houser, 4,243; and Mr. Thompson, 3,271. Any non-employee directors first elected after fiscal 2000 do not receive retirement benefits.

Directors first elected after the 1993 fiscal year must retire at age 72.

Stock Holdings of Certain Owners and Management

The following table sets forth the number of shares of each class of NIKE securities beneficially owned, as of July 18, 2006, by (i) each person known to the Company to be the beneficial owner of more than 5 percent of any class of the Company’s securities, (ii) each of the directors and nominees for director, (iii) each executive officer listed in the Summary Compensation Table (“Named Officers”), and (iv) all nominees, Named Officers, and other executive officers as a group. Because Class A Stock is convertible into Class B Stock on a share-for-share basis, each beneficial owner of Class A Stock is deemed by the Securities and Exchange Commission to be a beneficial owner of the same number of shares of Class B Stock. Therefore, in indicating a person’s beneficial ownership of shares of Class B Stock in the table, it has been assumed that such person has converted into Class B Stock all shares of Class A Stock of which such person is a beneficial owner. For these reasons the table contains substantial duplications in the numbers of shares and percentages of Class A and Class B Stock shown for Mr. Knight, for Cardinal Investment Sub I L.P., and for all directors and officers as a group.

	Title of Class	Shares Beneficially Owned (1)		Percent of Class (2)
John G. Connors Bellevue, Washington	Class B	8,230	(3)
Jill K. Conway Boston, Massachusetts	Class B	31,068	(3) (4)
Timothy D. Cook Cupertino, California	Class B	—
Ralph D. DeNunzio Riverside, Connecticut	Class B	121,562	(3) (4)
Alan B. Graf, Jr Memphis, Tennessee	Class B	17,000	(3)
Douglas G. Houser Portland, Oregon	Class B	102,494	(3) (4)
Jeanne Jackson Newport Coast, California	Class B	15,300	(3)
Philip H. Knight Beaverton, Oregon	Class A Class B	59,955,047 59,961,882	(5) (5)	93.9% 23.9%
Mark G. Parker (6) Beaverton, Oregon	Class B	451,439	(3) (7) (8)	0.2%
Orin C. Smith Seattle, Washington	Class B	9,000	(3)

	Title of Class	Shares Beneficially Owned (1)		Percent of Class (2)
John R. Thompson, Jr Washington, D.C.	Class B	18,534	(3) (4)
Donald W. Blair (6) West Linn, Oregon	Class B	207,385	(3) (7) (8)	0.1%
Charles Denson (6) Portland, Oregon	Class B	246,636	(3) (7) (8) (9)	0.1%
Gary M. DeStefano (6) Beaverton, Oregon	Class B	101,172	(3) (7) (8)
Lindsay D. Stewart (6) Lake Oswego, Oregon	Class B	62,209	(3) (7) (8)
William D. Perez (6) Naples, Florida	Class B	297,439	(3)	0.2%
Sojitz Corporation of America Portland, Oregon	Preferred (10)	300,000		100.0%
Cardinal Investment Sub I, L.P Fort Worth, Texas	Class A Class B	1,000,000 14,718,131	(11) (11)	1.6% 5.9%
Janus Capital Management LLC Denver, Colorado	Class B	11,536,907	(12)	6.0%
FMR Corp Boston, Massachusetts	Class B	11,756,601	(12)	6.1%
All directors and executive officers as a group (27 persons)	Class A Class B	59,955,047 62,375,654	(3)	93.9% 24.9%

(1)	A person is considered to beneficially own any shares: (a) over which the person exercises sole or shared voting or investment power, or (b) of which the person has the right to acquire beneficial ownership at any time within 60 days (such as through conversion of securities or exercise of stock options). Unless otherwise indicated, voting and investment power relating to the above shares is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

(2)	Omitted if less than 0.1 percent.

(3)

These amounts include the right to acquire, pursuant to the exercise of stock options, within 60 days after July 18, 2006, the following numbers of shares: 1,250 shares for Mr. Connors, 8,000 shares for Dr. Conway, 14,000 shares for Mr. DeNunzio, 13,000 shares for Mr. Graf, 10,000 shares for Mr. Houser, 14,000 shares for Ms. Jackson, 377,500 shares for Mr. Parker, 9,000 shares for

Mr. Smith, 11,000 shares for Mr. Thompson, 182,500 shares for Mr. Blair, 215,000 shares for Mr. Denson, 56,500 shares for Mr. DeStefano, 37,500 shares for Mr. Stewart, 237,500 shares for Mr. Perez, and 1,759,750 shares for the executive officer and director group.

(4)	Includes shares credited to accounts under the NIKE, Inc. Deferred Compensation Plan in the following amounts: 4,500 for Dr. Conway, 4,162 for Mr. DeNunzio, 4,583 for Mr. Houser, and 3,534 for Mr. Thompson.

(5)	Does not include: (a) 65,224 Class A shares owned by a corporation which is owned by Mr. Knight’s spouse, (b) 1,000,000 Class B shares held by the Knight Foundation, a charitable foundation in which Mr. Knight and his spouse are directors, (c) 1,000,000 Class A shares and 950,000 Class B shares held by Oak Hill Strategic Partners, L.P., a limited partnership in which a company owned by Mr. Knight is a limited partner, and (d) 12,768,131 Class B shares held by Cardinal Investment Sub I L.P., a limited partnership in which Mr. Knight is a limited partner. Mr. Knight has disclaimed ownership of all such shares.

(6)	Executive officer listed in the Summary Compensation Table.

(7)	Includes shares held in accounts under the NIKE, Inc. 401(k) and Profit Sharing Plan for Messrs. Parker, Blair, Denson, DeStefano, and Stewart in the amounts of 3,364, 857, 4,572, 3,406, and 1,076 shares, respectively.

(8)	These amounts include the following restricted shares granted under the NIKE, Inc. 1990 Stock Incentive Plan: 4,000 restricted shares granted to Mr. Stewart on December 10, 2004, 10,000 restricted shares granted to each of Messrs. Parker and Denson on July 15, 2005, 11,867 restricted shares granted to Mr. Parker and 5,934 restricted shares granted to Mr. Denson on February 16, 2006, and 12,697, 9,523, and 12,697, restricted shares granted to Messrs. DeStefano, Stewart, and Blair, respectively, on July 14, 2006. The restrictions lapse with respect to one third of the shares on each of the first three anniversaries of the grant date, unless employment terminates before that date, in which case any remaining restricted shares are forfeited.

(9)	Includes 100 shares held by a partnership in which Mr. Denson’s spouse is a general partner.

(10)	Preferred Stock does not have general voting rights except as provided by law, and under certain circumstances as provided in the Company’s Restated Articles of Incorporation, as amended.

(11)	Includes 1,000,000 shares of Class A Common Stock and 950,000 shares of Class B Common Stock held by Oak Hill Strategic Partners, L.P., which is under common control with Cardinal Investment Sub I, L.P.

(12)	Information provided as of December 31, 2005 in Schedule 13G filed by the shareholder.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10 percent shareholders are required by the regulations of the SEC to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended May 31, 2006 all Section 16(a) filing requirements applicable to its officers, directors and greater than 10 percent beneficial owners were complied with, except that one report for Roland Wolfram covering the purchase of 100 shares was filed ten days late.

EXECUTIVE COMPENSATION

The following table discloses compensation awarded to, earned by, or paid to the Company’s former and current Chief Executive Officer and its next four most highly compensated executive officers for all services rendered by them in all capacities to the Company and its subsidiaries during the fiscal year ended May 31, 2006 and the two preceding fiscal years.

Summary Compensation Table

		Annual Compensation					Restricted Stock Awards ($) (2)		Long-term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)		Other Annual Compensation ($)				Stock Options (#)		LTIP Payouts ($)	All Other Compensation ($) (1)
Mark G. Parker President and Chief Executive Officer	2006 2005 2004	1,144,231 1,042,308 992,308	1,293,890 1,338,167 1,270,759		— — —		2,313,882 — 800,000		195,000 70,000 70,000		750,000 290,000 228,000	207,167 169,059 81,226

William D. Perez Former President and CEO	2006 2005 2004	1,042,385 467,308 —	— 1,123,358 —		167,111 — —	(3)	2,000,000 9,085,000 —	(4) (4)	150,000 200,000 —	(4) (4)	— — —	5,474,312 18,602 —	(5)

Charles D. Denson President NIKE Brand	2006 2005 2004	1,076,923 992,308 934,615	1,058,939 1,273,974 1,196,878		66,723 — —	(6)	1,813,908 — 800,000		170,000 70,000 70,000		750,000 290,000 228,000	188,047 155,612 72,050

Gary M. DeStefano President USA Operations	2006 2005 2004	837,692 783,846 742,308	626,592 822,710 769,361	(7) (7) (7)	— — —		— — 600,000		50,000 44,000 44,000		450,000 290,000 228,000	140,157 113,595 53,796

Lindsay D. Stewart Vice President and Chief of Staff	2006 2005 2004	710,385 679,615 642,308	488,965 678,630 639,758		— — —		— 525,120 750,000		50,000 — 50,000		450,000 290,000 228,000	118,033 97,337 47,439

Donald W. Blair Vice President and Chief Financial Officer	2006 2005 2004	623,461 553,846 494,615	429,135 553,043 457,462		— — —		— — 600,000		33,000 33,000 33,000		450,000 290,000 228,000	100,709 75,918 37,829

(1)	Includes contributions by the Company to the NIKE, Inc. 401(k) and Profit Sharing Plan for the fiscal year ended May 31, 2006 in the amount of $21,919 each for Messrs. Parker, DeStefano, Stewart, and Blair, and $13,519 for Mr. Denson. Also includes contributions by the Company to the Deferred Compensation Plan for Messrs. Parker, Denson, DeStefano, Stewart, and Blair of $185,248, $174,528, $118,238, $96,114, and $78,790, respectively.

(2)

Represents the value of restricted shares granted based on the closing market price of the Class B Stock on the grant date. On December 10, 2004, a restricted stock grant was made to Mr. Stewart for 6,000 shares, as to which the restrictions lapse with respect to one-third of the shares on each of the first three anniversaries of the grant date. On December 28, 2004, a restricted stock grant was made to Mr. Perez for 100,000 shares, as to which the restrictions lapsed in full when his employment was terminated by the Company without cause. On July 18, 2003, restricted stock grants were made to Mr. Parker and Mr. Denson for 15,314 shares, Mr. Stewart for 14,357 shares, and Mr. DeStefano and Mr. Blair for 11,485 shares each, as to which the restrictions lapsed with respect to one-third of the shares on each of the first three anniversaries of the grant date, except for the grant to Mr. DeStefano as to which the restrictions lapsed with respect to 100% of the shares on the third anniversary of the grant date. On July 15, 2005, restricted stock grants were made to Mr. Parker and Mr. Denson for 15,000 shares each, and Mr. Perez for 22,834 shares. The restrictions on such shares granted to Mr Parker and

Mr. Denson lapse with respect to one-third of the shares on each of the first three anniversaries of the grant date. The restrictions on such shares granted to Mr. Perez lapsed with respect to one-fourth of the shares when his employment was terminated without cause. On February 16, 2006, restricted stock grants were made to Messrs. Parker and Denson for 11,867 and 5,934 shares, respectively, as to which the restrictions lapse with respect to one-third of the shares on each of the first three anniversaries of the grant date. If employment terminates before the restrictions lapse, any remaining restricted shares are forfeited. Dividends on restricted shares are paid currently to the holders. On May 31, 2006 the number of remaining restricted shares and the dollar value of those shares based on the fair market value of $80.31 per share on that date was 31,971 shares with a value of $2,567,591 for Mr. Parker, 26,038 shares with a value of $2,091,112 for Mr. Denson, 11,485 shares with a value of $922,360 for Mr. DeStefano, 8,785 shares with a value of $705,523 for Mr. Stewart, and 3,828 shares with a value of $307,427 for Mr. Blair.

(3)	Includes $124,828 for moving, relocation, and temporary lodging expenses incurred during the fiscal year, and $42,283 representing the aggregate incremental cost of personal use of the Company aircraft.

(4)	Under the terms of the initial employment agreement between the Company and Mr. Perez, and pursuant to a resignation letter agreement approved by the Compensation Committee and the Board of Directors, certain restricted stock and stock options vested upon termination of employment. All restrictions lapsed with respect to (a) the remaining 66,667 unvested shares of a Class B Stock restricted stock bonus of 100,000 shares granted to Mr. Perez on December 28, 2004 which were to vest over three years from the date of grant, and (b) one-fourth (or 5,709 shares) of a Class B Stock restricted stock bonus of 22,834 shares granted to Mr. Perez on July 15, 2005, which originally was to vest over four years. The Company also vested (x) the remaining unvested 133,334 shares of his option to purchase 200,000 shares of Class B Common Stock at an exercise price of $90.85, which was also granted on December 28, 2004 and was scheduled to vest over three years, as to which he may exercise such option for three years from the date of termination of employment, and (y) one-fourth (or 37,500 shares) of an option to purchase 150,000 shares of Class B Common Stock granted to Mr. Perez on July 15, 2005 at an exercise price of $87.59, as to which he may exercise such option until December 31, 2006.

(5)	Under the terms of the initial employment agreement between the Company and Mr. Perez, and pursuant to a resignation letter agreement approved by the Compensation Committee and the Board of Directors, Mr. Perez received certain severance payments and reimbursements upon termination of employment. This amount includes (a) $2,800,000 representing two years’ of his then current annual base salary of $1.4 million per year, (b) $1,750,000 representing 100% of his fiscal year 2006 target bonus under the Company’s Performance Sharing Plan, (c) $283,000 representing two-thirds of a 150% payout of his targeted Long-Term Incentive Plan award for fiscal 2006, (d) $579,649 representing reimbursement for amounts Mr. Perez paid to remodel and furnish his Portland, Oregon home, which the Company purchased for his original purchase price of $3,178,258, (e) $56,500 accrued for reimbursement to Mr. Perez of athletic club fees if he resigns such memberships, and (f) $5,163 representing a tax gross-up for an airplane flight for relocation.

(6)	Includes $66,546 representing the aggregate incremental cost of personal use of the Company aircraft.

(7)	Includes bonus outside the Executive Performance Sharing Plan for Mr. DeStefano in the amount of $50,000, $40,000 and $30,000 for fiscal years 2006, 2005 and 2004, respectively.

Option Grants in the Fiscal Year Ended May 31, 2006

Name	Options Granted (#) (1)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share) (2)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
					5% ($)	10% ($)
Mark G. Parker	70,000	1.2	$87.59	7/15/15	$3,855,941	$9,771,713
	125,000	2.2	$84.27	2/16/16	$6,885,610	$17,449,488
William D. Perez	150,000	2.6	$87.59	7/15/15	$8,262,732	$20,939,385
Charles D. Denson	70,000	1.2	$87.59	7/15/15	$3,855,941	$9,771,713
	100,000	1.7	$84.27	2/16/16	$5,508,488	$13,959,590
Gary M. DeStefano	50,000	0.9	$87.59	7/15/15	$2,754,244	$6,979,795
Lindsay D. Stewart	50,000	0.9	$87.59	7/15/15	$2,754,244	$6,979,795
Donald W. Blair	33,000	0.6	$87.59	7/15/15	$1,817,801	$4,606,664

(1)	The options shown in the table for Mr. Perez were to become exercisable with respect to 25% of the total number of shares on each first four anniversaries of the date of grant. Upon his termination by the Company without cause, the Compensation Committee vested 25% of the total number of shares, and such option expires on December 31, 2006. The other options shown in the table with the expiration date of July 15, 2015 become exercisable with respect to 25% of the total number of shares on each of July 15, 2006, 2007, 2008, and 2009. The options shown in the table with the expiration date of February 16, 2016 become exercisable with respect to 25% of the total number of shares on each of February 16, 2007, 2008, 2009, and 2010. All options for all individuals will become fully exercisable generally upon the approval by the Company’s shareholders of a merger, plan of exchange, sale of substantially all of the Company’s assets or plan of liquidation.

(2)	The exercise price is the market price of Class B Stock on the date the options were granted.

(3)	Assumed annual appreciation rates are set by the SEC and are not a forecast of future appreciation. The actual realized value depends on the market value of the Class B Stock on the exercise date, and no gain to the optionees is possible without an increase in the price of the Class B Stock. All assumed values are before taxes and do not include dividends.

Aggregated Option Exercises in the Fiscal Year

Ended May 31, 2006 and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($) (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Mark G. Parker	60,000	2,439,375	307,500	300,000	$9,578,638	$1,903,475
William D. Perez	0	0	237,500	0	$0	$0
Charles D. Denson	100,000	4,080,927	145,000	275,000	$4,269,525	$1,903,475
Gary M. DeStefano	170,000	5,519,785	11,000	116,000	$78,100	$1,196,470
Lindsay D. Stewart	32,500	1,202,050	0	87,500	$0	$1,093,375
Donald W. Blair	80,000	3,444,848	149,000	82,500	$5,614,848	$897,353

(1)	Based on a fair market value as of May 31, 2006 of $80.31 per share. Values are stated on a pre-tax basis.

Long-Term Incentive Plans Awards in Fiscal Year Ended May 31, 2006

Name	Performance or Other Period Until Maturation or Payout (1)	Threshold ($)	Target ($)	Maximum ($)
Mark G. Parker	Fiscal Years 2006 to 2008	50,000	500,000	750,000
William D. Perez	Fiscal Years 2006 (2)	28,300	283,000	424,500
	Fiscal Years 2006 to 2007 (2)	60,000	600,000	900,000
	Fiscal Years 2006 to 2008	60,000	600,000	900,000
Charles D. Denson	Fiscal Years 2006 to 2008	50,000	500,000	750,000
Gary DeStefano	Fiscal Years 2006 to 2008	30,000	300,000	450,000
Lindsay D. Stewart	Fiscal Years 2006 to 2008	30,000	300,000	450,000
Donald W. Blair	Fiscal Years 2006 to 2008	30,000	300,000	450,000

(1)	In June 2005, the Compensation Committee established a series of performance targets based on fiscal 2006 through 2008 revenues and earnings per share corresponding to award payouts ranging from 10% to 150% of the target awards. Participants will receive a payout at the average of the percentage levels corresponding to the results for the two targets, subject to the Committee’s discretion to reduce or eliminate any award based on Company or individual performance. Under the terms of the awards, on August 15, 2008 the Company would issue in the name of each participant a number of shares of Class B Stock with a value equal to the award payout based on the closing price of the Class B Stock on that date on the New York Stock Exchange, or pay all or part of that value in cash, at the election of the participant. The shares or cash will be 100% vested at that time. The Company’s performance in fiscal years 2004 to 2006 corresponded to an LTIP payout of 150% of the target awards for the performance period that ended on May 31, 2006.

(2)	Consistent with the employment agreement between the Company and Mr. Perez, the Compensation Committee also set Long-Term Incentive Plan performance targets for Mr. Perez for (a) fiscal year 2006, and (b) for the two fiscal years 2006 to 2007. Upon Mr. Perez’s termination of employment, as part of his severance agreement the Compensation Committee agreed to pay two-thirds of the target award for fiscal 2006 at 150% of the target award. No payment was made to Mr. Perez with respect to the awards for performance periods 2006 to 2007, or 2006 to 2008, which awards expired upon his termination.

Equity Compensation Plans

The following table summarizes equity compensation plans approved by shareholders and equity compensation plans that were not approved by the shareholders as of May 31, 2006:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by shareholders (1)	20,096,920	$64.69	22,494,515
Equity compensation plans not approved by shareholders (2)	120,000	52.69	847,450

Total	20,216,920	$64.62	23,341,965

(1)	Includes 20,096,920 options outstanding subject to the 1990 Stock Incentive Plan. Includes 19,790,630 shares available for future issuance under the 1990 Stock Incentive Plan, 910,717 shares available for future issuance under the Long-Term Incentive Plan, and 1,793,168 shares available for future issuance under the Employee Stock Purchase Plan.

(2)	The Company has granted to a few consultants and directors nonqualified options to purchase NIKE Class B Stock. The options have terms ranging from 8 to 10 years, expiring at various times from 2006 to 2009, with exercise prices ranging from $49.19 to $55.81. All of the options are exercisable. Includes 847,450 shares available for future issuance under the Foreign Subsidiary Employee Stock Purchase Plan, pursuant to which shares are offered and sold to employees of selected non-U.S. subsidiaries of the Company on substantially the same terms as those offered to U.S. employees under the shareholder-approved Employee Stock Purchase Plan.

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the following Performance Graph and the Report of the Compensation Committee below shall not be incorporated by reference into any such filings and shall not otherwise be deemed filed under such acts.

Performance Graph

The following graph demonstrates a five-year comparison of cumulative total returns for NIKE’s Class B Stock, the Standard & Poor’s 500 Stock Index, the Dow Jones Footwear Index, and the Standard & Poor’s Apparel, Accessories & Luxury Goods Index. The graph assumes an investment of $100 on May 31, 2001 in each of the Company’s Common Stock, and the stocks comprising the Standard & Poor’s 500 Stock Index, the Dow Jones Footwear Index, and the Standard & Poor’s Apparel, Accessories & Luxury Goods Index. Each of the indices assumes that all dividends were reinvested.

COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN AMONG NIKE, INC., S&P 500 INDEX,

DOW JONES FOOTWEAR INDEX AND S&P APPAREL, ACCESSORIES & LUXURY GOODS INDEX

Effective in 2006, the Standard & Poor’s Footwear Index consisted only of NIKE, so the Company has elected to replace that index with the Dow Jones Footwear Index, which consists of NIKE, Stride Rite Corp., Timberland Co., Wolverine World Wide, Inc., and Kenneth Cole Productions, Inc. Because NIKE is part of the Dow Jones Footwear Index, the price and returns of NIKE stock have a substantial effect on this index. The Standard & Poor’s Apparel, Accessories & Luxury Goods Index consists of Liz Claiborne, Inc., VF Corp., Coach, Inc., and Jones Apparel. The Dow Jones Footwear Index and the Standard & Poor’s Apparel, Accessories, and Luxury Goods Indices include companies in two major lines of business in which the Company competes. The indices do not encompass all of the Company’s competitors, nor all product categories and lines of business in which the Company is engaged.

The Stock Performance shown on the Graph above is not necessarily indicative of future performance. The Company will not make nor endorse any predictions as to future stock performance.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD

OF DIRECTORS ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors (the “Committee”) determines the compensation of the Chief Executive Officer and, subject to the approval of the Board of Directors, the compensation of the Company’s other four most highly compensated executive officers, and oversees the administration of executive compensation programs.

Executive Compensation Policies and Programs.    The Company’s executive compensation programs are designed to attract and retain highly qualified executives and to motivate them to maximize shareholder returns by achieving both short- and long-term strategic Company goals. The programs link each executive’s compensation directly to individual and Company performance. A significant portion of each executive’s total compensation is variable and dependent upon the attainment of strategic and financial goals, individual performance objectives, and the appreciation in value of the Common Stock.

There are three basic components to the Company’s “pay for performance” system: base pay; annual incentive bonus; and long-term incentive compensation. Each component is addressed in the context of individual and Company performance, competitive conditions and equity among employees. In determining competitive compensation levels, the Company analyzes information from several independent surveys that include information regarding the general industry as well as other consumer product companies. Since the Company’s market for executive talent extends beyond the sports industry, the survey data includes global name-brand consumer product companies with median revenues of approximately $15 billion. A comparison of the Company’s financial performance with that of the companies and indices shown in the Performance Graph is only one of many factors considered by the Committee to determine executive compensation.

Base Pay.    Base pay is designed to be competitive (generally in the second or third quartile) as compared to salary levels for equivalent executive positions at other global consumer product companies. An executive’s actual salary within this competitive framework will vary based on responsibilities, experience, leadership, potential future contribution, and demonstrated individual performance (measured against strategic management objectives such as maintaining customer satisfaction, developing innovative products, strengthening market share and profitability, and expanding the markets for the Company’s products). The types and relative importance of specific financial and other business objectives vary among the Company’s executives depending on their positions and the particular operations or functions for which they are responsible. The Company’s philosophy and practice is to place a relatively greater emphasis on the incentive components of compensation.

Annual Incentive Bonus.    Each executive is eligible to receive an annual cash bonus under the Executive Performance Sharing Plan. The “target” level for that bonus, like the base salary level, is set with reference to Company-wide bonus programs, as well as competitive conditions. These target levels are intended to motivate the Company’s executives by providing substantial bonus payments for the achievement of financial goals within the Company’s business plan. An executive receives a percentage of his or her target bonus depending on the extent to which the Company achieves financial performance goals set by the Committee, as measured by the Company’s net income before taxes. Bonuses may exceed the target if the Company’s performance exceeds the goal.

Long-Term Incentive Compensation.    The long-term compensation program is tied directly to shareholder return. Under the current program, long-term incentive compensation consists of stock options, 25% of which vest in each of the four years after grant, restricted stock, one-third of which vests in each of the three years after grant, and performance-based stock or cash awards under the Long-Term Incentive Plan (“LTIP”).

Stock options are awarded with an exercise price equal to the fair market value of the Class B Stock on the date of grant. Accordingly, the executive is rewarded only if the market price of the Class B Stock appreciates. Since options vest over time, the Company periodically grants new options to provide continuing incentives for future performance. The size of previous grants and the number of options held are considered by the Committee, but are not entirely determinative of future grants. Like base pay, the grant is set with regard to competitive considerations, and each executive’s actual grant is based upon individual performance measured against the criteria described in the preceding paragraphs and the executive’s potential for future contributions.

Executives receive restricted stock awards, which vest over three years. The awards are generally made once every three years or upon hiring or promotion, and are intended to provide incentives for retention and future performance. The Committee determines the size of each award based on competitive and retention considerations, individual performance, prior grants of stock awards and stock options, and the executive’s potential for future contributions.

Under the LTIP, the Committee has established a series of performance targets corresponding to awards of stock or cash ranging from 10% to 150% of the target awards. The performance targets have been based on revenues and earnings per share for performance periods of three years, in order to provide an incentive to achieve the Company’s longer-term performance goals. If performance targets are achieved, shares of stock or cash issued to executives are fully vested upon payment.

Stock options, restricted stock awards, and performance-based stock and cash awards under the LTIP are designed to align the interests of the Company’s executives with those of shareholders by encouraging executives to enhance the value of the Company and, hence, the price of the Class B Stock and the shareholders’ return. In addition, through deferred vesting and three-year performance periods, this component of the compensation system is designed to create an incentive for the individual executive to remain with the Company.

Other Plans.    The Company maintains combined profit sharing and 401(k) retirement plans, a non-qualified Deferred Compensation Plan, and Employee Stock Purchase Plans. Under the profit sharing retirement plan, the Company annually contributes to a trust on behalf of employees, including executive officers, an amount that in the past five fiscal years has equaled an annual contribution of between 3.20% to 6.44% of each employee’s eligible earnings. The percentage is determined by the Board of Directors.

For fiscal 2006, under the terms of the profit sharing plan, each employee, including each executive officer, received a contribution to his or her plan account of 4.15% of the employee’s total eligible salary and bonus up to $210,000, and an additional 4.0% of the employee’s total eligible salary and bonus in excess of $90,000 and below $210,000. Under the terms of the Deferred Compensation Plan, employees, including executive officers, whose total eligible salary and bonus exceeds $210,000 receive a supplemental profit sharing contribution into a nonqualified deferred compensation account in an amount equal to the additional contribution they would have received under the profit sharing plan if not for the $210,000 cap on salary and bonus considered for purposes of that plan as required under IRS regulations. Accordingly, those employees each received supplemental contributions equal to 8.15% of their eligible salary and bonus in excess of $210,000, including any deferrals of compensation into that plan. These profit sharing plans serve to retain employees and executives, since funds do not fully vest until after five years of employment with the Company.

Under the 401(k) retirement plan, the Company contributes up to 4% of each employee’s earnings as a matching contribution for pre-tax salary deferred into the plan. This matching contribution is initially invested in Class B Stock, which strengthens the linkage between employee and shareholder interests.

The Company’s Employee Stock Purchase Plan (“ESPP”) qualifies under Section 423 of the Internal Revenue Code. The ESPP allows employees to defer up to 10% of their annual compensation for purchases of Class B Stock, subject to certain limitations. The stock is purchased every six months at 85% of the lower of the price of the stock at the beginning or end of the six-month period. Pursuant to the Foreign Subsidiary Employee Stock Purchase Plan, the Company offers and sells Class B Stock on substantially identical terms to employees of selected non-U.S. subsidiaries. These plans are intended to encourage employee investment in the Company and to provide an incentive for employees to increase shareholder returns.

Annual Reviews.    Each year, the Committee reviews the executive compensation policies with respect to the linkage between executive compensation and the creation of shareholder value, as well as the competitiveness of the programs. The Committee determines what changes, if any, are appropriate in the compensation programs for the following year. In conducting the annual review, the Committee considers information provided by Human Resources staff and uses surveys and reports prepared by independent compensation consultants.

Each year, the Committee, with the Chief Executive Officer and Human Resources staff, reviews the individual performance of each of the other four most highly compensated executive officers, and the Chief Executive Officer’s recommendations with respect to the appropriate compensation levels and awards. The

Committee sets performance and bonus targets, and certifies awards, under the Executive Performance Sharing Plan and the LTIP, makes stock option grants and restricted stock awards, determines the compensation of the Chief Executive Officer, and makes recommendations to the Board of Directors for final approval of all other compensation matters. The Committee also reviews with the Chief Executive Officer and the Human Resources staff the financial and other strategic objectives, such as those identified above, for each of the named executive officers for the following year.

For fiscal year 2006, the Company met targeted performance objectives set for named executive officers sufficient for a payout under the Executive Performance Sharing Plan. This resulted from increased profitability due to costs that grew more slowly than revenues, which offset lower gross margins, and sales increases in key product categories and markets. Furthermore, the Company’s balance sheet and competitive position in the industry remained strong. The Company’s financial performance corresponded to bonuses of 98% of the individual target bonuses under the Executive Performance Sharing Plan, and 150% of the individual target payouts under the three-year LTIP.

Chief Executive Officer.    The Company’s former Chief Executive Officer, William D. Perez, resigned his position on January 20, 2006. Under the terms of the employment agreement between the Company and Mr. Perez, and pursuant to a resignation letter agreement approved by the Committee and the Board of Directors, Mr. Perez received certain severance payments and vesting of restricted stock and stock options upon termination of employment. Upon termination, Mr. Perez received the following: (a) a payment of two years’ of his then current annual base salary of $1.4 million per year, (b) a payment equal to 100% of his fiscal year 2006 target bonus of $1,750,000 under the Company’s Performance Sharing Plan, (c) all restrictions lapsed with respect to the remaining 66,667 shares of a Class B Common Stock restricted stock bonus of 100,000 shares granted to Mr. Perez on December 28, 2004 which were to vest over three years from the date of grant, and (d) he vested in full with respect to the remaining unvested 133,334 shares of his option to purchase 200,000 shares of Class B Common Stock at an exercise price of $90.85, which was also granted on December 28, 2004 and scheduled to vest over three years, and he will have three years to exercise such option.

The Company agreed to provide certain administrative services, reimburse prepaid club expenses, and pay certain transportation costs, transition costs, and moving costs which is estimated at less than $200,000. In addition, the Company purchased Mr. Perez’s Portland, Oregon house for his original purchase price of $3,178,258 and reimbursed him $579,649 for payments incurred to remodel and furnish the house.

The Company also agreed to pay to Mr. Perez a cash bonus of $283,000, determined by multiplying $188,667 (representing two-thirds of his targeted Long-Term Incentive Plan award for fiscal 2006) by the payout factor of 150% based on fiscal 2006 performance. The Company agreed to lapse restrictions with respect to one-fourth (or 5,709 shares) of a Class B Common Stock restricted stock bonus of 22,834 shares granted to Mr. Perez on July 15, 2005, which originally was to vest over four years. The Company also agreed to accelerate vesting of one-fourth (or 37,500 shares) of an option to purchase NIKE Class B Common Stock granted to Mr. Perez on July 15, 2005 at an exercise price of $87.59, and to extend the time in which he can exercise such option until December 31, 2006.

Mr. Parker was appointed President and Chief Executive officer on January 20, 2006, succeeding Mr. Perez. On Febrary 16, 2006, shortly after his appointment, Mr. Parker’s annual salary was increased to $1,250,000, his annual bonus target under the Company’s Performance Sharing Plan was increased from 90% to 115% of his base salary, and he was granted an option to purchase 150,000 shares of Class B Stock, which vests over 4 years, and a restricted stock bonus of 11,867 shares of Class B Stock, which vests over three years.

In reviewing Mr. Parker’s performance, the Committee focused primarily on the Company’s performance in fiscal year 2006. The Company’s financial results demonstrated strong earnings growth driven by revenue growth and expense leverage. The Committee also noted continued progress toward the achievement of various strategic objectives such as operational and supply chain efficiencies, and growth in key product categories and emerging countries. The Committee also considered the other factors described above. Consistent with the plans, Mr. Parker received a bonus of $1,293,890, of which $327,231 did not qualify as “performance-based” under Section 162(m) of the Internal Revenue Code because it resulted from the mid-fiscal year increase in his performance target described above.

Section 162(m) of the Internal Revenue Code.    In 2002 shareholders re-approved the LTIP, and in 2005 they re-approved the Stock Incentive Plan and the Executive Performance Sharing Plan. The plans are each designed to satisfy the performance-based exception to the Section 162(m) limitation on deductibility with respect to incentive compensation for named executive officers, except that restricted stock bonuses do not qualify as performance based.

Members of the Compensation Committee:

Ralph D. DeNunzio, Chairman

Timothy D. Cook

Jeanne P. Jackson

John R. Thompson, Jr.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee of the Board of Directors during the fiscal year ended May 31, 2006 are listed above. The Committee is composed solely of independent, non-employee directors.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

An agreement between the Company and President and Chief Executive Officer Mark G. Parker contains a covenant not to compete that extends for two years following the termination of his employment with the Company. The agreement provides that if Mr. Parker’s employment is terminated by the Company, the Company will make monthly payments to him during the two-year noncompetition period in an amount equal to one-twelfth of his then current annual salary and target performance bonus (“Annual Nike Income”). The agreement provides further that if Mr. Parker voluntarily resigns, the Company will make monthly payments to him during the two-year noncompetition period in an amount equal to one-twenty-fourth of his then current Annual Nike Income. If Mr. Parker is terminated without cause, the parties may mutually agree to waive the covenant not to compete, and if Mr. Parker is terminated for cause, the Company may unilaterally waive the covenant. If the covenant is waived, the Company will not be required to make the payments described above for the months as to which the waiver applies.

The Company had an employment agreement with former President and Chief Executive Officer William D. Perez which required the Company to make a cash payment and vest certain stock options and restricted stock upon termination of employment without cause. Mr. Perez’s employment was terminated without cause on January 20, 2006. Under the terms of this agreement, and certain severance terms approved by the Board of Directors, Mr. Perez received severance payments described on pages 23 and 24. In connection with Mr. Perez’s termination of employment, the Company also purchased his home in Portland, Oregon for his original purchase price of $3,178,258.

The Company has an agreement with President of NIKE Brand Charles D. Denson that extends for two years following the termination of his employment with the Company. The agreement provides that if Mr. Denson’s employment is terminated by the Company at any time, or if he voluntarily resigns after December 31, 2006 but before December 31, 2007, the Company will make monthly payments to him during the two-year noncompetition period in an amount equal to one-twelfth of his then current annual salary and target performance bonus (“Annual Nike Income”). The agreement provides further that if Mr. Denson voluntarily resigns on or prior to December 31, 2006 or on or after December 31, 2007, the Company will make monthly payments to him during the two-year noncompetition period in an amount equal to one-twenty-fourth of his then current Annual Nike Income. If Mr. Denson is terminated without cause, the parties may mutually agree to waive the covenant not to compete, and if Mr. Denson is terminated for cause, the Company may unilaterally waive the covenant. If the covenant is waived, the Company will not be required to make the payments described above for the months as to which the waiver applies.

The Company has an employment agreement and a covenant not to compete with Vice President and Chief Financial Officer Donald W. Blair. The covenant not to compete provides that if Mr. Blair’s employment is terminated by the Company, the Company will make monthly payments to him during the one-year noncompetition period in an amount equal to one-twelfth of his then current annual salary. The agreement provides further that if Mr. Blair voluntarily resigns, the Company will make monthly payments to him during the one-year noncompetition period in an amount equal to one-twenty-fourth of his then current annual salary. The Company may waive the covenant. If the covenant is waived, the Company will not be required to make the payments described above for the months as to which the waiver applies. In addition, under Mr. Blair’s initial employment agreement, if his employment is terminated by the Company other than for cause, the Company will pay to him (a) a lump sum equal to his then-current annual base salary and any bonus that would have been earned for the fiscal year in which the termination occurs, and (b) monthly payments of his then-current monthly salary for twelve months, plus any bonus that he would have earned during that time.

Certain Transactions and Business Relationships

Mr. Knight makes his airplane available for business use by the Company for no charge. NIKE operates and maintains the aircraft. Mr. Knight has reimbursed the Company $516,782 for NIKE’s operating costs related to his personal use of this aircraft during fiscal 2006.

When Mr. Perez was an executive officer, the Company and Mr. Perez were parties to an aircraft time-sharing agreement, under which Mr. Perez could use the Company’s aircraft for personal use and reimburse the Company for its operating costs related to such use. Mr. Perez reimbursed the Company $135,429 for NIKE’s operating costs related to his personal use of the aircraft during fiscal 2006.

PROPOSAL 2

SHAREHOLDER PROPOSAL REGARDING CHARITABLE CONTRIBUTIONS REPORT

The Free Enterprise Action Fund, 12309 Briarbush Lane, Potomac, Maryland 20854, a holder of 100 shares of Class B Stock, submitted the following resolution (the “Proposal”), for the reasons stated. The Board of Directors recommends a vote AGAINST the Proposal and asks shareholders to read through NIKE’s response which follows the shareholder proposal.

Charitable Contributions Report

Resolved: That the shareholders request the Company report semi-annually, omitting proprietary information and at reasonable cost, disclosing the Company’s:

1.	Policies and procedures for charitable contributions (both direct and indirect) made with corporate assets;

2.	Monetary and non-monetary contributions made to non-profit organizations operating under Section 501(c)(3) and 501 (c)(4) of the Internal Revenue Code, and any other public or private charitable organizations;

3.	Business rationale for each of the charitable contributions, including a discussion of how the contribution advances shareholder interests;

4.	Company executive(s) who approved the contributions; and

5.	To the extent reasonably possible, a description of the actual or estimated benefits to the Company and beneficiaries produced by contributions.

To the extent reasonable and permissible, the report should include the type of information requested above for charities affiliated or controlled by the Company or its executives, including The Nike Foundation.

This report may be posted on the company’s website to reduce costs.

Supporting Statement:

Nike’s assets belong to its shareholders. The expenditure or distribution of corporate assets, including charitable contributions, should advance shareholder interests. Company charitable contributions should have a stated business rationale that describes how the contributions advance shareholder interests.

Company executives exercise wide discretion over the use of corporate assets for charitable purposes.

Absent a system of accountability for charitable contributions, Company executives may use Company’s assets for objectives that are not shared by and may be inimical to the interests of the Company and its shareholders, potentially harming long-term shareholder value.

Corporate executives may disproportionately or improperly benefit personally from corporate charitable contributions. “Much corporate philanthropy is far more aligned with [company executives’] social ambitions than with shareholder interests. There are no studies to prove this, of course. But the society pages hold a clue: It’s the CEO who is toasted at benefits and photographed for posterity. How often is the source of the funds – the pockets of shareholders – even mentioned?” [Source: Wall Street Journal, “Green-Nosing,” April 3, 2006].

Principles of transparency and accountability should apply to Company charitable contributions. Such disclosure is consistent with public policy in regard to disclosure by publicly-owned companies.

Nike contributed more than $37.3 million, according to the Company’s 2004 Corporate Responsibility Report. The Nike Foundation also made contributions of approximately $5.2 million during fiscal year 2004.

Shareholders are entitled to know how their company is spending its funds for charitable purposes.

Current disclosure is insufficient to allow the Company’s Board and its shareholders to fully evaluate the charitable use of corporate assets, particularly with respect to how the contributions advance shareholder interests.

There is currently no single source providing shareholders the information sought by this resolution.

Nike and the Nike Foundation appear to have contributed shareholder assets to numerous organizations whose social and political agendas may be inimical to shareholder interests including: Better World Fund, Business for Social Responsibility, Ceres, Environmental Resources Trust, Population Council, World Resources Institute, and World Wildlife Fund.

Recommendation of the Board

The Board of Directors recommends a vote AGAINST the Proposal for the following reasons:

The Board of Directors understands the need and desire for transparency and accountability on all matters including Company charitable contributions, and appreciates the proponent raising this important issue. However, the Board believes that this proposal is unnecessary because the Board reviews NIKE’s charitable giving programs to be consistent with the best interests of shareholders. Furthermore, NIKE already produces a corporate responsibility report that outlines the Company’s charitable giving programs, so producing the report called for in this proposal would be an unproductive use of Company resources.

The Board believes that prudent and targeted charitable contribution programs can improve the quality of life for our employees and consumers in the communities in which we do business, and also enhance shareholder value over the long-term. The Board also believes that there is a direct connection between NIKE’s charitable giving and the benefits to the Company and its shareholders.

In general, NIKE’s charitable giving is focused on three principal areas:

1. NIKE supports charitable giving programs where there are substantial employee populations in the US, Europe, and elsewhere. One such program is the NIKE Matching Gift Program, in which the Company matches employee volunteer hours and cash donations to tax-exempt charitable organizations. In the U.S., this comprises over 40 percent of NIKE’s cash charitable giving. By supporting the worthy civic commitments of our employees, we improve the quality of life in the communities in which we do business, encourage volunteerism by employees, attract and retain dedicated employees, and enhance employee loyalty to the Company. It is part of the reason that in employee surveys 84 percent of NIKE employees would recommend the Company as a good place to work. Such charitable activities also improve NIKE’s local brand image, generate tremendous goodwill, and improve the local business climate for the Company.

2. NIKE makes charitable gifts to promote public participation in sports and recreation globally. Our business rests on a worldwide interest in health and fitness. Advocating a culture of sport, access to recreation, and participation in sports activities not only benefits public health, it also enhances the NIKE brand image, creates emotional connections with potential consumers, and benefits the Company and its shareholders.

3. The Company also contributes to the NIKE Foundation, which works in partnership with governments, global agencies such as the World Bank, and local community leaders to advance health and fitness for women in selected developing countries. Young women comprise the majority of workers manufacturing NIKE products across 49 countries. The Company believes that programs that seek to improve the health and well being of young women will benefit families and communities, improve their economic opportunities, and enhance their morale, productivity, and participation in the workforce.

The Board of Directors approves the general categories in which NIKE contributes and receives regular reports on the ways these principles of giving have been applied. The Board contends that charitable donations of $37 million are not excessive in relation to NIKE’s global revenues, given the fact that NIKE’s U.S. taxes do not support public services in foreign communities where our products are made. Further, the Board firmly believes that the Company’s charitable giving programs have resulted in tangible benefits to the Company as described above, and will enhance shareholder value over the long term.

In addition, the report sought by the proponent would duplicate much of what the Company already reports. NIKE issues a corporate responsibility report that describes, among other things, NIKE’s general charitable contribution programs and the overall amount of contributions. This report, first issued for fiscal 2001, will be available for fiscal 2005 and 2006 later this year at www.nikebiz.com. The Board believes that describing NIKE’s charitable programs and guiding principles provides more context and is more instructive than a list of donations. Moreover, detailed descriptions of every individual donation (for example, a donation of several t-shirts or shoes to a local charitable group) would involve an unnecessary and time-consuming expenditure of administrative cost and effort, which would produce no corresponding meaningful information or benefit to our shareholders.

Accordingly, the Board of Directors recommends a vote AGAINST the shareholder proposal. Holders of Class A Stock and Class B Stock will vote together as a single class on Proposal 2. If holders of a majority of the shares of Common Stock vote on the proposal, Proposal 2 will be adopted if the votes cast in favor of the Proposal exceed the votes cast against the proposal. Accordingly, abstentions and broker non-votes will have no effect on the results of the vote.

PROPOSAL 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as independent registered public accounting firm to examine the Company’s consolidated financial statements for the fiscal year ending May 31, 2007 and to render other professional services as required.

The Audit Committee is submitting the appointment of PricewaterhouseCoopers LLP to shareholders for ratification.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to questions.

Aggregate fees billed by the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, for audit services related to the most recent two fiscal years, and for other professional services billed in the most recent two fiscal years, were as follows:

Type of Service	2006	2005
Audit Fees (1)	$5.4 million	$6.6 million
Audit-Related Fees (2)	$0.2 million	$0.4 million
Tax Fees (3)	$1.2 million	$2.1 million
All Other Fees (4)	$0.2 million	$0.7 million

Total	$7.0 million	$9.8 million

(1)	Comprised of the audits of the Company’s annual financial statements and reviews of the Company’s quarterly financial statements, as well as statutory audits of Company subsidiaries, attest services, comfort letters and consents to SEC filings. Audit fees also include audit services related to the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002 regarding internal controls over financial reporting.

(2)	Comprised of employee benefit plan audits, acquisition due diligence, and consultations regarding financial accounting and reporting.

(3)	Comprised of services for tax compliance, tax planning, and tax advice. Tax compliance includes services related to the preparation or review of original and amended tax returns for the Company and its consolidated subsidiaries and represents $1.1 million and $1.3 million of the tax fees for fiscal 2006 and 2005, respectively. The remaining tax fees primarily include tax advice.

(4)	Comprised of services for the preparation of tax returns for expatriate employees and other miscellaneous services.

In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee established policies and procedures under which all audit and non-audit services performed by the Company’s independent registered public accounting firm must be approved in advance by the Audit Committee. During fiscal 2006, all such services were approved in advance. During fiscal 2005, fees totaling $19,025, or 0.2% of total fees, were paid to PricewaterhouseCoopers LLP for several small engagements in foreign locations that were not pre-approved, but were approved by the Audit Committee promptly after their inadvertent omission from pre-approval was noticed.

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the following Report of the Audit Committee shall not be incorporated by reference into any such filings and shall not otherwise be deemed filed under such acts.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has:

•	Reviewed and discussed the audited financial statements with management.

•	Discussed with the independent auditors the matters required to be discussed by SAS 61.

•	Received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, and has discussed with the independent accountant the independent accountant’s independence.

•	Based on the review and discussions above, recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

Members of the Audit Committee:

Alan B. Graf, Jr., Chairman

John G. Connors

Orin C. Smith

OTHER MATTERS

As of the time this proxy statement was printed, management was unaware of any proposals to be presented for consideration at the Annual Meeting other than those set forth herein, but if other matters do properly come before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy according to their best judgment.

SHAREHOLDER PROPOSALS

A proposal by a shareholder for inclusion in the Company’s proxy statement and form of proxy for the 2007 annual meeting of shareholders must be received by John F. Coburn III, Secretary of NIKE, at One Bowerman Drive, Beaverton, Oregon 97005-6453, on or before April 11, 2007 to be eligible for inclusion. Rules under the Securities Exchange Act of 1934 describe standards as to the submission of shareholder proposals. In addition, the Company’s bylaws require that any shareholder wishing to make a nomination for Director, or wishing to introduce a proposal or other business at a shareholder meeting must give the Company at least 60 days’ advance written notice, and that notice must meet certain requirements described in the bylaws.

For the Board of Directors

JOHN F. COBURN III

SECRETARY

ANNUAL

MEETING

AND

PROXY STATEMENT

September 18, 2006

Beaverton, Oregon

This proxy statement is printed on recycled paper

VOTE BY INTERNET - www.proxyvote.com
NIKE, INC. P.O. BOX 43069 PROVIDENCE, RI 02940-3069	Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by NIKE, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage- paid envelope we have provided or return it to NIKE, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	NIKEA1 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NIKE, INC.

	THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 3, AND A VOTE AGAINST PROPOSAL 2.	For All	Withhold All	For All Except	To withhold authority to vote for any nominee(s), mark “For All Except” and write the nominee’s number on the line below.

1.     Election of Directors:

        Nominees: 01) John G. Connors, 02) Timothy D. Cook

        03) Ralph D. DeNunzio, 04) Douglas G. Houser,

        05) Philip H. Knight, 06) Mark G. Parker

        07) Orin C. Smith, 08) John R. Thompson, Jr.

		☐	☐	☐
						For	Against	Abstain
	2. Shareholder proposal regarding charitable contributions report.					☐	☐	☐
	3. Proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm.					☐	☐	☐

	For address changes and/or comments, please check this box and write them on the back where indicated.	☐

(Please date and sign below exactly as your name or names appear(s) hereon. Joint owners should each sign personally. Corporate proxies should be signed in full corporate name by an authorized officer and attested. Persons signing in a fiduciary capacity should indicate their full titles in such capacity.)

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)		Date

ADMISSION TICKET

NIKE, Inc.

2006 Annual Meeting of Shareholders

Monday, September 18, 2006

10:00 a.m. Pacific Daylight Time

Tiger Woods Conference Center

One Bowerman Drive

Beaverton, Oregon 97005

This ticket admits only the shareholder(s) listed on the reverse side and is not transferable. If you plan on attending the Annual Meeting in person, please bring, in addition to this Admission Ticket, a proper form of identification. If shares are held in the name of a broker, trust, bank, or other nominee, you should bring with you a statement, proxy or a letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting. For the safety of attendees, all bags, packages, and briefcases are subject to inspection. Your compliance is appreciated.

NIKE, Inc.

CLASS A COMMON STOCK PROXY

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE 2006 MEETING OF SHAREHOLDERS

SEPTEMBER 18, 2006

The undersigned hereby appoints Philip H. Knight, Mark G. Parker and Douglas G. Houser, and each of them, proxies with full power of substitution, to vote, as designated on the reverse side, on behalf of the undersigned, all shares of Class A Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of NIKE, Inc. on September 18, 2006, and any adjournments thereof, with all powers that the undersigned would possess if personally present. A majority of the proxies or substitutes present at the meeting may exercise all powers granted hereby.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED, BUT IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR, AGAINST PROPOSAL 2, AND FOR PROPOSAL 3. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS WHICH MAY COME BEFORE THE MEETING.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THE PROXIES CANNOT VOTE THESE SHARES UNLESS YOU SIGN AND RETURN THIS CARD OR PROPERLY VOTE BY PHONE OR INTERNET.

Address Change/Comments:

If you noted address changes or comments above, please mark the corresponding box on the reverse side.

VOTE BY INTERNET - www.proxyvote.com
NIKE, INC. P.O. BOX 43069 PROVIDENCE, RI 02940-3069	Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by NIKE, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage- paid envelope we have provided or return it to NIKE, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	NIKEI1 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NIKE, INC.

	THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 3, AND A VOTE AGAINST PROPOSAL 2.	For All	Withhold All	For All Except	To withhold authority to vote for any nominee(s), mark “For All Except” and write the nominee’s number on the line below.
	1. Election of Directors: Nominees: 01) Jill K. Conway 02) Alan B. Graf, Jr. 03) Jeanne P. Jackson	☐	☐	☐
					For	Against	Abstain
	2. Shareholder proposal regarding charitable contributions report.				☐	☐	☐
	3. Proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm.				☐	☐	☐

	For address changes and/or comments, please check this box and write them on the back where indicated.	☐

(Please date and sign below exactly as your name or names appear(s) hereon. Joint owners should each sign personally. Corporate proxies should be signed in full corporate name by an authorized officer and attested. Persons signing in a fiduciary capacity should indicate their full titles in such capacity.)

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)		Date

ADMISSION TICKET

NIKE, INC.

2006 Annual Meeting of Shareholders

Monday, September 18, 2006

10:00 a.m. Pacific Daylight Time

Tiger Woods Conference Center

One Bowerman Drive

Beaverton, Oregon 97005

This ticket admits only the shareholder(s) listed on the reverse side and is not transferable. If you plan on attending the Annual Meeting in person, please bring, in addition to this Admission Ticket, a proper form of identification. If shares are held in the name of a broker, trust, bank, or other nominee, you should bring with you a statement, proxy or a letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting. For the safety of attendees, all bags, packages, and briefcases are subject to inspection. Your compliance is appreciated.

NIKE, INC.

CLASS B COMMON STOCK PROXY

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE 2006 MEETING OF SHAREHOLDERS

SEPTEMBER 18, 2006

The undersigned hereby appoints Philip H. Knight, Mark G. Parker and Douglas G. Houser, and each of them, proxies with full power of substitution, to vote, as designated on the reverse side, on behalf of the undersigned all shares of Class B Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of NIKE, Inc. on September 18, 2006, and any adjournments thereof, with all powers that the undersigned, would possess if personally present. A majority of the proxies or substitutes present at the meeting may exercise all powers granted hereby.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED, BUT IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR, AGAINST PROPOSAL 2, AND FOR PROPOSAL 3. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS WHICH MAY COME BEFORE THE MEETING.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THE PROXIES CANNOT VOTE THESE SHARES UNLESS YOU SIGN AND RETURN THIS CARD OR PROPERLY VOTE BY PHONE OR INTERNET.

Address Change/Comments:

If you noted address changes or comments above, please mark the corresponding box on the reverse side.